EXHIBIT 23.2


             CONSENT OF INDEPENDENT ACCOUNTANTS


We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated March 22, 2001 relating to the combined financial statements and the combined financial statement schedule of El Paso Corporation (the "Company"), which appears in the Company's Current Report on Form 8-K/A dated May 17, 2001.


/s/ PricewaterhouseCoopers LLP
Houston, Texas
February 8, 2002